Exhibit 99.1
Toys “R” Us — Delaware, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)

	August 2, 2008	February 2, 2008	August 4, 2007 (a)
			(As restated)
ASSETS
Current Assets:
Cash and cash equivalents	$185	$256	$79
Short-term investments	—	101	—
Accounts and other receivables	89	98	87
Merchandise inventories	1,314	1,354	1,332
Current deferred tax assets	57	63	14
Prepaid expenses and other current assets	53	50	36

Total current assets	1,698	1,922	1,548
Property and equipment, net	1,861	1,861	1,807
Goodwill, net	359	359	359
Deferred tax assets	24	22	—
Due from affiliates, net	280	230	162
Restricted cash	17	15	17
Other assets	75	86	106

	$4,314	$4,495	$3,999

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$819	$854	$735
Accrued expenses and other current liabilities	551	608	442
Income taxes payable	38	100	—
Current portion of long-term debt	8	33	76

Total current liabilities	1,416	1,595	1,253
Long-term debt	1,642	1,619	1,690
Note payable to Parent	88	84	80
Deferred tax liabilities	302	322	352
Deferred rent liabilities	186	177	166
Other non-current liabilities	62	72	90
Stockholder’s equity	618	626	368

	$4,314	$4,495	$3,999

(a)	In the fourth quarter of fiscal 2007, we identified errors in the way we had previously accounted for income taxes. As a result, we have restated the Unaudited Condensed Consolidated Balance Sheet as of August 4, 2007.

Toys “R” Us — Delaware, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In millions)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2008	August 4, 2007 (a)	August 2, 2008	August 4, 2007 (a)
		(As restated)		(As restated)

Net sales	$1,830	$1,725	$3,676	$3,500
Other revenues (b)	40	34	76	66

Total revenues	1,870	1,759	3,752	3,566
Cost of sales	1,175	1,117	2,364	2,267
Cost of other revenues (b)	8	6	13	12

Gross margin	687	636	1,375	1,287

Selling, general and administrative expenses (b)	605	589	1,208	1,160
Depreciation and amortization	58	59	115	114
Net gains on sales of properties	—	(12)	—	(11)

Total operating expenses	663	636	1,323	1,263

Operating earnings	24	—	52	24
Other (expense) income:
Interest expense (b) (c)	(42)	(51)	(85)	(98)
Interest income (b) (c)	10	9	20	14

Loss before income taxes	(8)	(42)	(13)	(60)
Income tax benefit	7	17	12	24

Net loss	$(1)	$(25)	$(1)	$(36)

(a)	In the fourth quarter of fiscal 2007, we identified errors in the way we had previously accounted for income taxes. As a result, we have restated the Unaudited Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended August 4, 2007.

(b)	Includes results from transactions with related parties.

(c)	Certain quarter and year-to-date amounts have been restated (as previously reported in the Unaudited Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended August 4, 2007) in the current quarter presentation. Such amounts are immaterial and primarily related to the classification of related party interest income.

Toys “R” Us — Delaware, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2008	August 4, 2007 (a)	August 2, 2008	August 4, 2007 (a)
		(As restated)		(As restated)
Cash Flows from Operating Activities:
Net loss	$(1)	$(25)	$(1)	$(36)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	58	59	115	114
Net gains on sales of properties	—	(12)	—	(11)
Deferred income taxes	(9)	(5)	(20)	(5)
Other	11	10	18	23
Changes in operating assets and liabilities:
Accounts and other receivables	9	4	9	13
Merchandise inventories	36	(36)	37	(184)
Prepaid expenses and other assets	—	—	(2)	1
Accounts payable, accrued operating expenses and other liabilities	40	(76)	(80)	(114)
Due to affiliates, net	(27)	(37)	(51)	(58)
Income taxes payable	1	(13)	(55)	(29)

Net cash provided by (used in) operating activities	118	(131)	(30)	(286)

Cash Flows from Investing Activities:
Capital expenditures	(89)	(57)	(139)	(76)
Increase in restricted cash	(2)	(3)	(2)	(4)
Proceeds from sales of fixed assets	1	10	1	10
Proceeds from sales of short-term investments	10	—	101	—

Net cash used in investing activities	(80)	(50)	(39)	(70)

Cash Flows from Financing Activities:
Long-term debt borrowings	12	86	25	86
Long-term debt repayment	(3)	(32)	(26)	(54)

Net cash provided by (used in) financing activities	9	54	(1)	32

Effect of exchange rate changes on cash and cash equivalents	—	(4)	(1)	2

Cash and cash equivalents:
Increase (decrease) during period	47	(131)	(71)	(322)
Cash and cash equivalents at beginning of period	138	210	256	401

Cash and cash equivalents at end of period	$185	$79	$185	$79

(a)	In the fourth quarter of fiscal 2007, we identified errors in the way we had previously accounted for income taxes. As a result, we have restated the Unaudited Condensed Consolidated Statements of Cash Flows for the thirteen and twenty-six weeks ended August 4, 2007.